Earnings Release

JETBLUE ANNOUNCES FIRST QUARTER 2018 RESULTS

NEW YORK (April 24, 2018) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2018:

•	Diluted earnings per share of $0.27. This compares to JetBlue’s first quarter 2017 diluted earnings per share of $0.24 cents.

•	Pre-tax income of $110 million, a decrease of 9.2% from the first quarter of 2017.

•	Pre-tax margin of 6.3%, a 1.3 point decrease year over year.

Highlights from the First Quarter 2018

•	First quarter 2018 revenue per available seat mile (RASM) growth of 6.1%, year over year, including the net benefit from Holiday calendar placement.

•	Operating expenses per available seat mile, excluding fuel (CASM ex-fuel) of 3.1%, within the initial guidance range, despite a lower completion factor and offset by timing of maintenance expenses.

•	JetBlue signed a multi-year agreement with Pratt & Whitney for the purchase and maintenance of GTF engines, as work on the Structural Cost Program continues.

Key Guidance for the Second Quarter and Full Year 2018:

•	Capacity is expected to increase between 5.0% and 7.0% year over year in the second quarter 2018. For the full year 2018, JetBlue expects capacity to increase between 6.5% and 8.5%.

•	RASM growth is expected to range between (3.0)% and 0% for the second quarter 2018 compared to the same period in 2017.

•	CASM Ex-Fuel is expected to grow between 2.0% and 4.0% for the second quarter of 2018. For the full year 2018, JetBlue expects year over year CASM Ex-Fuel to be between (1.0)% and 1.0%.

For further details see the latest Investor Update and the First Quarter 2018 Earnings Presentation available via the internet at http://investor.jetblue.com.

JetBlue will conduct a conference call to discuss its quarterly earnings today, April 24, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com.

Progress Continues Towards Margin Commitments

“I’d like to thank our nearly 22,000 Crewmembers, who again did an exceptional job safely managing through the many snow storms that hit the Northeast during the first quarter, and into early April. Our strong RASM performance was driven by our revenue management initiatives, ongoing ancillary growth, and strong demand across our network. In addition, CASM ex-fuel growth was within our quarterly guidance, despite pressures from lower completion factor” said Robin Hayes, JetBlue’s President and CEO.

This quarter JetBlue achieved an important milestone in its Structural Cost Program, with a new engine purchase and maintenance agreement with Pratt & Whitney. In addition, JetBlue continued to make capital-light investments to support a broad digital transformation strategy, and further grow its ancillary revenues. These are part of JetBlue’s commercial and cost initiatives as it makes progress toward its goal of achieving superior margins.

Revenue Performance and Outlook

First quarter RASM growth exceeded expectations at 6.1%, above JetBlue’s guidance range from early March of 3.5% to 5.5%. Lower completion factor resulted in capacity growth below the low-end of the guidance range from January.

JetBlue’s Latin and Caribbean region was the brightest spot in its network during the first quarter, with leisure travel exceeding expectations. Growth remains targeted to Boston and Fort Lauderdale and skewed towards adding frequencies on existing routes. JetBlue continues to build relevance for its leisure and business customers, underpinning solid RASM growth and supporting its margin commitments.

“Since the end of 2017 demand has strengthened across our network, and we saw further close-in strength to end the quarter.” said Marty St. George, JetBlue’s EVP Commercial and Planning.

Cost Performance, Outlook and Balance sheet

JetBlue’s solid revenue performance and cost management efforts were partially offset by increasing fuel prices. The company’s focus on costs and the timing of certain expenses resulted in CASM ex-fuel within the guidance from January. JetBlue continues to expect its CASM ex-fuel growth to inflect during the second half of the year, driven by progress in its Structural Cost Program.

“We are delighted with having closed a 15-year deal for the purchase and maintenance of NEO engines. A minor portion of the expected savings from this agreement is included in our 3-year program, and most of the run rate savings will extend well beyond 2020. Our continued focus on costs and our recent accomplishment give us confidence that we will achieve our CASM ex-fuel commitments from 2018 to 2020,” said Steve Priest, JetBlue’s EVP Chief Financial Officer.

JetBlue also continued to maintain a balanced approach to capital allocation, which included debt repayment, one aircraft lease buy-out and $125 million in share repurchases in the quarter.

Capital Allocation and Liquidity

JetBlue ended the quarter with approximately $779 million in unrestricted cash and short term investments, or about 11% of trailing twelve month revenue. In addition, JetBlue maintains approximately $625 million in undrawn lines of credit.

During the first quarter, JetBlue repaid $58 million in regularly scheduled debt and capital lease obligations. JetBlue anticipates paying approximately $65 million in regularly scheduled debt and capital lease obligations in the second quarter and approximately $197 million for the full year 2018.

Fuel Expense and Hedging

The realized fuel price in the quarter was $2.09 per gallon, a 23.8% increase versus first quarter 2017 realized fuel price of $1.69.

JetBlue does not presently have any forward fuel derivative contracts to hedge its fuel consumption. Based on the fuel curve as of April 13th, JetBlue expects an average price per gallon of fuel of $2.23 in the second quarter of 2018.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale - Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 40 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit www.jetblue.com.
Notes

(1)
Consolidated operating cost per available seat mile, excluding fuel and related taxes, and operating expenses related to other non-airline businesses (CASM Ex-Fuel) is a non-GAAP financial measure that we use to measure our core performance. Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation; changes in our industry due to other airlines' financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; the spread of infectious diseases; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. You should understand that many important factors, in addition to those discussed or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include, in addition to others not described in this press release, those described in Item 1A of our 2017 Form 10-K under "Risks Related to JetBlue" and "Risks Associated with the Airline Industry". In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,		Percent
	2018	2017(1)	Change
OPERATING REVENUES
Passenger	$1,692	$1,556	8.7
Other	62	44	39.9
Total operating revenues	1,754	1,600	9.6

OPERATING EXPENSES
Aircraft fuel and related taxes	417	323	29.2
Salaries, wages and benefits	499	466	7.0
Landing fees and other rents	100	95	4.4
Depreciation and amortization	117	105	11.7
Aircraft rent	24	26	(5.2)
Sales and marketing	67	61	10.8
Maintenance, materials and repairs	142	152	(6.9)
Other operating expenses	260	230	12.8
Total operating expenses	1,626	1,458	11.5

OPERATING INCOME	128	142	(10.0)

Operating margin	7.3%	8.9%	(1.6)	pts.

OTHER INCOME (EXPENSE)
Interest expense	(22)	(25)	(13.4)
Capitalized interest	2	2	(8.9)
Interest income and other	2	2	(1.5)
Total other income (expense)	(18)	(21)	(15.0)

INCOME BEFORE INCOME TAXES	110	121	(9.2)

Pre-tax margin	6.3%	7.6%	(1.3)	pts.

Income tax expense	22	39	(43.4)

NET INCOME	$88	$82	7.0

EARNINGS PER COMMON SHARE:
Basic	$0.28	$0.25
Diluted	$0.27	$0.24

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	320.6	336.3
Diluted	322.3	338.2

(1) Prior period results have been recast to reflect the adoption of ASC 606 Revenue from Contracts with Customers.

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months Ended
	March 31,		Percent
	2018	2017	Change

Revenue passengers (thousands)	9,881	9,711	1.8
Revenue passenger miles (millions)	11,866	11,399	4.1
Available seat miles (ASMs) (millions)	14,025	13,580	3.3
Load factor	84.6%	83.9%	0.7	pts.
Aircraft utilization (hours per day)	11.4	11.9	(4.2)

Average fare(2)	$171.19	$160.23	6.8
Yield per passenger mile (cents)(2)	14.26	13.65	4.4
Passenger revenue per ASM (cents)(2)	12.06	11.46	5.3
Revenue per ASM (cents)(2)	12.50	11.79	6.1
Operating expense per ASM (cents)(2)	11.59	10.74	8.0
Operating expense per ASM, excluding fuel (cents)(1)(2)	8.55	8.30	3.1

Departures	86,046	85,724	0.4
Average stage length (miles)	1,098	1,079	1.8
Average number of operating aircraft during period	243.9	228.9	6.6
Average fuel cost per gallon, including fuel taxes	$2.09	$1.69	23.8
Fuel gallons consumed (millions)	199	191	4.4
Average number of full-time equivalent crewmembers	17,530	16,722	4.8

(1) Refer to Note A, Consolidated operating cost per available seat mile, excluding fuel (CASM Ex-Fuel) at the end of our Earnings Release for more information on this non-GAAP measure. CASM Ex-Fuel excludes fuel and related taxes, and operating expenses related to other non-airline businesses.

(2) Recasted to reflect the adoption of ASC 606 Revenue from Contracts with Customers.

JETBLUE AIRWAYS CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)
	March 31,	December 31,
	2018	2017
	(unaudited)

Cash and cash equivalents	$511	$303
Total investment securities	270	392
Total assets	10,027	9,781
Total debt	1,143	1,199
Stockholders' equity(1)	4,697	4,732

SOURCE: JetBlue Airways Corporation

(1) Prior period results have been recast to reflect the adoption of ASC606 Revenue from Contracts with Customers.

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP measures that are derived from the Consolidated Financial Statements, but that are not presented in accordance with generally accepted accounting principles (“GAAP”). JetBlue believes these metrics provide a meaningful comparison of our results to others in the airline industry and our prior year results.  Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The table below shows a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Consolidated operating cost per available seat mile, excluding fuel and related taxes, and certain non-airline operating expenses (“CASM Ex-Fuel”). CASM is a common metric used in the airline industry. We exclude aircraft fuel and related taxes and operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JBTP, LLC, from operating cost per available seat mile to determine CASM Ex-Fuel. We believe CASM Ex-Fuel provides investors the ability to measure financial performance excluding items beyond our control such as fuel costs, which are subject to many economic and political factors beyond our control or not related to the generation of an available seat mile, such as operating expenses related to other non-airline businesses. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE

RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL

(in millions, per ASM data in cents)

(unaudited)

	Three Months Ended
	March 31,
	2018		2017
	$	per ASM	$	per ASM

Total operating expenses	$1,626	$11.59	$1,458	$10.74
Less:
Aircraft fuel and related taxes	417	2.97	323	2.38
Other non-airline expenses	9	0.07	8	0.06
Operating expenses, excluding fuel	$1,200	$8.55	$1,127	$8.30

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com